AMENDMENT NO. FOUR TO VOTING TRUST AGREEMENT OF MARCH 3. 1986


     THIS AMENDMENT NO. FOUR TO VOTING TRUST AGREEMENT made this 4th day of October, 1993, by and between Gary L. Werner, Gregory L. Werner, Gail Werner Robertson, Curtis G. Werner, hereinafter referred to as "Stockholders", and Clarence L. Werner, hereinafter referred to as "Trustee".

     WHEREAS, Stockholders do own stock in Werner Enterprises, Inc, a Nebraska corporation, and did on March 3, 1986, enter into a Voting Trust Agreement, which subjected the following shares (the "Shares") of stock to said Agreement:

       Stockholder                 Number of Shares

      Gary L. Werner                    339,900
      Gregory L. Werner                 339,900
      Gail Werner Robertson             339,900
      Curtis G. Werner                  339 900

      TOTAL                           1,359,600

and

     WHEREAS, said Voting Agreement has been heretofore amended by providing that the Trustee was to sell certain shares of Stockholders so that the present stock subject to the Voting Trust Agreement is as follows (after giving effect to 2:1 stock split):

      Stockholder                  Number of Shares

      Gary L. Werner                   162,300
      Gregory L. Werner                402,300
      Gail Werner Robertson            422,300
      Curtis G. Werner                 422,300

      TOTAL                          1,409,200

and

     WHEREAS, said Voting Trust Agreement restricts the right of sale of stock.

     NOW, THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES, it is agreed as follows:

     1. Clarence L. Werner, Trustee, is authorized by the Stockholders to sell shares of stock in such amount as determined by Trustee, but not more than 143,750 shares for the benefit of each of Gary L. Werner, Gregory L. Werner, Gail Werner Robertson and Curtis G. Werner.






                                  1

     2. All stockholders release and waive their right to first refusal to acquire common stock being sold, and do further consent to the sale of said common stock, and the resultant consequences upon the voting power of the Voting Trust Agreement.

     3. All other terms and conditions not hereinabove amended, of Voting Trust Agreement executed March 3, 1986, shall remain in full force and effect.

     4. This Agreement shall be binding upon all personal representatives, heirs, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, Trustee and Stockholders hereby execute this Agreement and so state the number of shares of common stock of Werner Enterprises, Inc. that remains subject to the terms of the Voting Trust Agreement executed March 3, 1986.


TRUSTEE:

/s/ Clarence L. Werner
_______________________________
Clarence L. Werner

STOCKHOLDERS:

/s/ Gary L. Werner
_______________________________
Gary L. Werner

/s/ Gregory L. Werner
_______________________________
Gregory L. Werner

/s/ Gail Werner Robertson
_______________________________
Gail Werner Robertson

/s/ Curtis G. Werner
_______________________________
Curtis G. Werner